Exhibit 4.4

Execution Version

INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (this “Agreement”), dated as of December 4, 2015, by and among GE EQUIPMENT MIDTICKET LLC, SERIES 2013-1 a Delaware limited liability company (“Issuer”), GENERAL ELECTRIC COMPANY, a New York corporation (the “Resigning Servicer”), and GE CAPITAL GLOBAL HOLDINGS, LLC, a Delaware limited liability company (the “Successor Servicer”).

RECITALS

WHEREAS, Issuer, GE TF Trust, a Delaware statutory trust and Resigning Servicer are parties to a Servicing Agreement dated as of September 25, 2013 (the “Servicing Agreement”);

WHEREAS, the Resigning Servicer wishes to resign as Servicer under the Servicing Agreement; the Issuer wishes to appoint the Successor Servicer to succeed the Resigning Servicer as Servicer under the Servicing Agreement; and the Successor Servicer wishes to accept appointment as Servicer under the Servicing Agreement; and

WHEREAS, the Resigning Servicer wishes to assign all of its rights, responsibilities, duties and liabilities as Servicer under the Servicing Agreement to the Successor Servicer, and the Successor Servicer wishes to assume such rights, responsibilities, duties and liabilities as Servicer under the Servicing Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein, the receipt and sufficiency of which is hereby acknowledged, the Issuer, the Resigning Servicer and the Successor Servicer agree as follows:

ARTICLE ONE

THE RESIGNING SERVICER

Section 1.          Definitions. Capitalized terms used in this Agreement and not otherwise defined herein are used as defined in the Servicing Agreement.

Section 2.          Resignation. Pursuant to Section 6.1(a) of the Servicing Agreement, the Resigning Servicer hereby notifies the Issuer that the Resigning Servicer is hereby resigning as Servicer under the Servicing Agreement, effective as of the Effective Time. The Issuer hereby consents to the resignation of the Resigning Servicer.

Section 3.          Appointment. The Issuer hereby appoints the Successor Servicer as Servicer under the Servicing Agreement, effective as of the Effective Time, and confirms to the Successor Servicer all the rights, responsibilities, duties and liabilities of the Servicer, including any rights the Resigning Servicer may have to receive any Servicing Fee, under the Servicing Agreement.

Section 4.          Acceptance of Appointment. (a) The Successor Servicer hereby accepts its appointment as Servicer under the Servicing Agreement and agrees to perform the duties and obligations set forth therein and shall hereby be vested with all rights, responsibilities, duties and liabilities of the Servicer under the Servicing Agreement.

(b)         This Agreement shall not constitute (i) a waiver by any of the parties hereto of any obligation or liability which Resigning Servicer may have incurred in connection with its services as Servicer under the Servicing Agreement or (ii) an assumption by Successor Servicer of any liability of Resigning Servicer arising out of a breach by Resigning Servicer of its duties under the Servicing Agreement. This Agreement does not constitute a waiver or assignment by Resigning Servicer of any compensation, reimbursement, expenses or indemnity to which it is or may be entitled pursuant to the Servicing Agreement.

Section 5.           Termination of Sub-Servicing Agreement. Pursuant to Section 6.3(b) of the Servicing Agreement, the Resigning Servicer shall terminate the Sub-Servicing Agreement, dated as of December 2, 2015, between the Resigning Servicer and GE Capital US Holdings, Inc., a Delaware corporation (the “Sub-Servicing Agreement”). The Successor Servicer shall not be deemed to have assumed any of the Resigning Servicer’s interest in the Sub-Servicing Agreement and shall not replace the Resigning Servicer as a party to the Sub-Servicing Agreement.

Section 6.           Representations of Successor Servicer. The Successor Servicer hereby represents and warrants to the Resigning Servicer and to the Issuer that:

(i) The Successor Servicer is qualified and eligible under Section 6.2 of the Servicing Agreement to act as Servicer under the Servicing Agreement.

(ii) The Successor Servicer (a) has a long-term debt rating of at least “A” by S&P, (b) is an established financial institution having a net worth of not less than fifty million dollars ($50,000,000) and (c) its regular business includes the servicing of receivables.

(iii) This Agreement has been duly authorized, executed and delivered on behalf of the Successor Servicer and constitutes its legal, valid and binding obligation.

Section 7.           Notices. For the purposes of Section 8.1 of the Servicing Agreement, all notices, whether faxed or mailed, will be deemed received as provided in Section 8.1 of the Servicing Agreement, when sent pursuant to the following instructions:

TO THE RESIGNING SERVICER:

General Electric Company

901 Main Avenue

Norwalk, Connecticut 06851

Attention: Legal Department

michael.paolillo@ge.com

2	GEEMT 2013-1 Instrument of Resignation and Appointment –Servicer

With a copy to:

General Electric Company

201 Merritt 7

Norwalk, Connecticut 06851

Attention: Capital Markets - Securitization

charles.rhodes@ge.com

michael.paolillo@ge.com

TO THE SUCCESSOR SERVICER:

GE Capital Global Holdings, LLC

901 Main Avenue

Norwalk, Connecticut 06851

Attention: Michael Paolillo

michael.paolillo@ge.com

TO THE ISSUER:

GE Equipment Midticket LLC, Series 2013-1

10 Riverview Drive
Danbury, Connecticut 06810
Attention: Capital Markets Operations
Telephone: (203) 749-2101

Facsimile: (203) 749-4054

With a copy to:

GE Capital Global Holdings, LLC

901 Main Avenue
Norwalk, Connecticut 06851
Attention: Michael Paolillo
michael.paolillo@ge.com

Section 8.           Miscellaneous. (a) This Agreement is entered into and the resignation, appointment and acceptance effected hereby shall be effective as of 8:00 a.m. (New York time) on December 4, 2015 (the “Effective Time”); provided, that (i) each of the Issuer, the Resigning Servicer and the Successor Servicer shall have executed a counterpart to this Agreement and (ii) the Issuer shall have provided prior written notice of the appointment of the Successor Servicer to the Rating Agencies and the Indenture Trustee.

(b)          THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401(1) OF THE GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

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(c)          This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by electronic means shall be equally as effective as delivery of an original executed counterpart of this Agreement.

[Signature pages follow.]

4	GEEMT 2013-1 Instrument of Resignation and Appointment –Servicer

IN WITNESS WHEREOF, the parties hereto have caused this Instrument of Resignation, Appointment and Acceptance to be duly executed as of the day and year first above written.

GE EQUIPMENT MIDTICKET LLC,
SERIES 2013-1

By: CEF Equipment Holding, L.L.C., its Managing Member

By:	/s/ Thomas A. Davidson
Name: Thomas A. Davidson
Title: President and Chief Executive Officer

S-1	GEEMT 2013-1 Instrument of Resignation and Appointment –Servicer

GENERAL ELECTRIC COMPANY,
as Resigning Servicer

By:	/s/ Daniel C. Janki
Name: Daniel C. Janki
Title: Senior Vice President and Treasurer

S-2	GEEMT 2013-1 Instrument of Resignation and Appointment –Servicer

GE CAPITAL GLOBAL HOLDINGS, LLC,
as Successor Servicer

By:	/s/ Thomas A. Davidson
Name: Thomas A. Davidson
Title: Authorized Signatory

S-3	GEEMT 2013-1 Instrument of Resignation and Appointment –Servicer